Arcellx Provides First Quarter Financial Results

REDWOOD CITY, Calif., May 8, 2023 /PRNewswire/ -- Arcellx, Inc. (NASDAQ: ACLX), a biotechnology company reimagining cell therapy through the development of innovative immunotherapies for patients with cancer and other incurable diseases, today reported financial results for the first quarter ended March 31, 2023.

“Delivering our novel CAR-T therapy to multiple myeloma patients is at the heart of our mission,” said Rami Elghandour, Arcellx’s Chairman and Chief Executive Officer. “With the closing of our Kite partnership in the first quarter, we believe we are well capitalized to fund our operations through the first half of 2025. We remain laser-focused on key drivers of our business which include completing enrollment of iMMagine-1, initiating iMMagine-2 in earlier multiple myeloma lines, and presenting longer-term data from our Phase 1 expansion study of CART-ddBCMA. This is a pivotal and exciting time for our organization, and we are excited about our progress made to date and look forward to continuing our momentum.”

First Quarter 2023 Financial Highlights
Cash, cash equivalents, and marketable securities:
As of March 31, 2023, Arcellx had cash, cash equivalents, and marketable securities of $533.6 million. Arcellx expects that the cash, cash equivalents, and marketable securities on hand, will fund its operations through BLA filing of CART-ddBCMA planned for the first half of 2025

Collaboration revenue:
Collaboration revenue was $17.9 million and zero for the quarters ended March 31, 2023 and 2022, respectively. The revenue results for the three months ended March 31, 2023 is from the recognition of research and development performed under the arrangement described in the recent license and collaboration agreement with Kite Pharma, Inc. (Kite). Revenue is being recognized on a percentage of completion basis over the term of the contract with Kite.

R&D expenses:
Research and development expenses were $32.9 million and $18.1 million for the quarters ended March 31, 2023 and 2022, respectively, an increase of $14.8 million. This increase was primarily driven by higher external costs associated with the advancement of the company’s CART-ddBCMA clinical program and increased headcount.

G&A expenses:
General and administrative expenses were $15.4 million and $8.0 million for the quarters ended March 31, 2023 and 2022, respectively, an increase of $7.4 million. This increase was driven by increased headcount and professional fees.

Net loss:
Net loss was $27.3 million and $26.0 million for the quarters ended March 31, 2023 and 2022, respectively.

About Arcellx, Inc.
Arcellx, Inc. is a clinical-stage biotechnology company reimagining cell therapy by engineering innovative immunotherapies for patients with cancer and other incurable diseases. Arcellx believes that cell therapies are one of the forward pillars of medicine and Arcellx's mission is to advance humanity by developing cell therapies that are safer, more effective, and more broadly accessible. Arcellx's lead product candidate, CART-ddBCMA, is being developed for the treatment of relapsed or refractory multiple myeloma (rrMM) in a Phase 2 pivotal trial. CART-ddBCMA has been granted Fast Track, Orphan Drug, and Regenerative Medicine Advanced Therapy designations by the U.S. Food and Drug Administration.

Arcellx is also advancing its dosable and controllable CAR-T therapy, ARC-SparX, through two clinical-stage programs: a Phase 1 study of ACLX-001 for rrMM, initiated in the second quarter of 2022; and ACLX-002 in relapsed or refractory acute myeloid leukemia and high-risk myelodysplastic syndrome, initiated in the fourth quarter of 2022. For more information on Arcellx, please visit www.arcellx.com. Follow Arcellx on Twitter (@arcellx) and LinkedIn.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements in this press release that are not purely historical are forward-looking statements, including Arcellx’s plans for the clinical development of its product candidates, including anticipated announcements of additional data; and the sufficiency of cash, cash equivalents and marketable securities and its ability to fund operations. The forward-looking statements contained herein are based upon Arcellx’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. These forward-looking statements are neither promises nor guarantees and are subject to a variety of risks and uncertainties, including risks that may be found in the section entitled Part II, Item 1A (Risk Factors) in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, filed with the Securities and Exchange Commission (SEC) on or about the date hereof, and the other documents that Arcellx may file from time to time with the SEC. These forward-looking statements are made as of the date of this press release, and Arcellx assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact:

Myesha Lacy

Arcellx, Inc.

ir@arcellx.com

510-418-2412

Media Contact

Andrea Cohen
Sam Brown Inc.
andreacohen@sambrown.com
917-209-7163

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